FOURTH AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THE AGREEMENT effective as of August 19, 2021 by and between SEGALL BRYANT & HAMILL TRUST, a Massachusetts business trust (the “Trust”) and SEGALL BRYANT & HAMILL, LLC, a Delaware limited liability company having its principal office at 540 W. Madison Street, Suite 1900, Chicago, Illinois 60661.

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to that certain Third Amended and Restated Administration Agreement, dated as of May 1, 2012, as amended (the “Former Administration Agreement”), among the Trust and Segall Bryant & Hamill, LLC (“SBH” or the “Administrator”) the Trust had retained the Administrator to provide certain administration services with respect to the Trust’s Segall Bryant & Hamill Small Cap Value Fund, Segall Bryant & Hamill Small Cap Growth Fund, Segall Bryant & Hamill Small Cap Core Fund, Segall Bryant & Hamill All Cap Fund, Segall Bryant & Hamill Emerging Markets Fund, Segall Bryant & Hamill International Small Cap Fund, Segall Bryant & Hamill Fundamental International Small Cap Fund, Segall Bryant & Hamill Global All Cap Fund, Segall Bryant & Hamill Workplace Equality Fund, Segall Bryant & Hamill Short Term Plus Fund, Segall Bryant & Hamill Plus Bond Fund, Segall Bryant & Hamill Quality High Yield Fund, Segall Bryant & Hamill Municipal Opportunities Fund, and Segall Bryant & Hamill Colorado Tax Free Fund (collectively, the “Funds”);

WHEREAS, the Trust and the Administrator desire to amend and restate the Former Administration Agreement in order to reflect the Former Administration Agreement and all of the subsequent amendments.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed among the parties hereto as follows:

1.	Appointment.

The Trust hereby appoints Segall Bryant & Hamill, LLC to provide certain administration services to the Funds for the period and on the terms set forth in this Agreement. Segall Bryant & Hamill, LLC accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. In the event that the Trust establishes one or more portfolios other than the Funds with respect to which it decides to retain SBH to act as administrator hereunder, the Trust shall notify SBH in writing. If SBH is willing to render such services to a new portfolio, they shall so notify the Trust in writing whereupon such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds, except to the extent that said provisions (including those relating to the compensation payable by the Trust) may be modified with respect to such portfolio in writing by the Trust and SBH at the time of the addition of such new portfolio.

2.	Services.

(a)       Subject to the direction and control of the Board of Trustees of the Trust, SBH agrees to assist in supervising various aspects of each Fund’s administrative operations including the performance of the following specific services for each Fund:

●	Supervise and coordinate all aspects of each Fund’s operation, including the supervision and coordination of all matters relating to the functions of the custodian, transfer agent or other shareholder servicing agents (if any), accountants, attorneys, compliance professionals, and other parties performing services or operational functions for each Fund.

●	Supervise and coordinate compliance programs for the Funds, develop and implement procedures for monitoring compliance with each Fund’s investment objective, policies and restrictions and with applicable regulatory requirements, and prepare reports to the Board of Trustees concerning compliance matters.

●	Maintain the Trust’s fidelity bond as required by the Investment Company Act of 1940, as amended (the “1940 Act”) and obtain and monitor D&O and E&O insurance with the advice of the Trust’s counsel.

●	Maintain disclosure controls and procedures with respect to the preparation of the management discussion of fund performance, which includes at a minimum the required items per Item 5 of the Form N-IA instructions, as amended.

●	Provide any required information requested for completion of Form N-CEN, Form N-PORT and Form N-CSR.

●	Compile data for and prepare (or supervise the preparation of), with respect to the Funds, in a timely manner, reports on Form N-PX.

●	Provide oversight on various aspects of the Trust’s transfer agency services.

●	Coordinate and prepare Board of Trustees materials and Board of Trustees reports generally and provide such other information or assistance to the Board of Trustees as may be necessary from time to time.

●	Generally, assist in the Trust’s operations, which include the following:

➢	Review and final approval of the graphic design and overall presentation, of all shareholder communications, including but not limited to:

■	Summary Prospectus (if any)/Prospectus/Statement of Additional Information (“SAI”)

■	Annual and Semi-Annual Reports

■	Applications and Maintenance Forms

■	Informational Materials

■	Correspondence

➢	Selection and review of financial printers and other similar vendors.

➢	Review of quality of fulfillment and shareholders services.

➢	Evaluation of effectiveness of various investor programs, including analysis of costs and benefits.

➢	Monitor information sharing and transmission of data between all service providers.

➢	Perform due diligence on third-party service providers and negotiate contracts and services for the benefit of the Trust with those third parties.

➢	Furnish clerical services, stationery, and office supplies.

➢	Serve as primary interface with discount brokers, consultants, Section 401 (k) administrators, financial advisors/planners. etc.

➢	Provide such other duties not specifically listed above, as agreed to by the parties from time to time for the efficient operation of the Funds.

(b)       SBH agrees to monitor Fund expenses, including but not limited to, Fund accounting, transfer agency and custody, and to use good faith efforts in maintaining such expenses at competitive levels.

In compliance with the requirements of Rule 31 a- 3 under the 1940 Act, SBH hereby agrees that all records which they maintain for the Funds are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust’s request. SBH agrees to maintain a back-up set of records of the Trust (which back-up shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. SBH shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by SBH or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. There shall be no additional fee for these services. SBH further agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act the records required to be maintained by Rule 31 a-I under the 1940 Act.

In performing its duties as administrator of the Trust, SBH (a) will act in accordance with the Trust’s Declaration of Trust, Code of Regulations, Prospectus and SAl, and the instructions and directions of the Trust’s Board of Trustees and will conform to, and comply with, the requirements of the 1940 Act and all other applicable Federal or state laws and regulations, and (b) will consult with outside legal counsel to the Trust, as necessary or appropriate.

3.	Fees; Expenses.

In consideration of services rendered pursuant to this Agreement, the Trust will pay SBH a fee, computed daily and payable monthly, at the annual rate of 0.01% of the Trust’s average aggregate daily net assets, allocated proportionately to each Fund based on such Fund’s average daily net assets divided by the Trust’s average aggregate daily net assets. Net asset value shall be computed in accordance with the Funds’ Prospectus and resolutions of the Trust’s Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

4.	Subcontractors and Compensation to Service Providers.

SBH may from time to time employ or associate with such person or persons as they may believe to be particularly fitted to assist them in the performance of this Agreement (“subcontractors”). Subcontractors may be officers and employees who are employed by both SBH and the Trust. The compensation of such sub-contractors shall be paid by SBH and no obligation shall be incurred on behalf of the Trust in such respect, except for the services rendered by the Chief Compliance Officer to the Fund. SBH shall provide oversight over any subcontractor(s) who shall in turn provide services pursuant to an agreement with SBH. SBH shall continue to be directly liable to the Trust for the performance of any subcontractor’s obligations under such agreement. In addition to employing subcontractors, SBH may compensate parties who provide shareholder services or other ser ices pursuant to contracts entered into directly between such parties and the Trust.

5.	Proprietary and Confidential Information.

SBH agrees on behalf of the firm and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Funds and prior, present or potential shareholders of the Funds (and clients of said shareholders), and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where SBH may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

6.	Limitation of Liability.

SBH shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of SBH, its officers, partners, employees or agents, in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of SBH, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the SBH’ duties hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee or agent or one under the control or direction of SBH even though paid by SBH.

7.	Reports.

Whenever, in the course of performing its duties under this Agreement, SBH determines, on the basis of information supplied to SBH by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to their knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, SBH shall promptly notify the Trust and its counsel.

8.	Obligation/Representations/Subcertifications.

SBH agrees that any information that it provides that is necessary to complete a Certified Report will be true and complete when given. SBH further agrees that any written representation or certification it provides to the Trust and/or the officers of the Trust in support of a certification by it to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002 and/or any rules or regulations issued from time to time thereunder will be true and complete when given. This covenant shall survive the termination of the Agreement and shall not be subject to Section 6 of the Agreement.

9.	Activities of SBH.

The services of SBH under this Agreement are not to be deemed exclusive, and SBH shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

10.	Term.

This Agreement shall become effective as of the date hereof and unless sooner terminated as provided herein, shall continue until April 30, 2023. Thereafter, this Agreement shall continue automatically with respect to each Fund for successive annual periods ending April 30 of each year, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and provided further that in either event such continuance is also approved by a majority of the Trust’s Trustees who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated without cause with respect to a Fund and without penalty, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by SBH, on not less than sixty days’ notice.

Upon termination of this Agreement, SBH shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust, unless such termination is for breach of this Agreement by SBH) all records and other documents made or accumulated in the performance of its duties or the duties of any subcontractor( s) for the Trust hereunder.

Effective the date hereof, this Agreement amends and restates the Former Administration Agreement.

11.	Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of SBH, or by SBH, without the prior written consent of the Trust; provided further, that no agreement with any subcontractor(s) contemplated hereunder shall be entered into, terminated, amended, assigned or permitted to be assigned without the prior written consent of the Trust.

12.	Notices.

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

13.	Other Provisions.

The Trust recognizes that from time to time directors, officers and employees of SBH may serve as directors, officers and employees of other corporations or business trusts (including other investment companies) and that such other corporations and trusts may include the name SBH as part of their name, and that SBH or its affiliates may enter into investment advisory or other agreements with such other corporations and trusts.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and the 1940 Act and the rules thereunder. To the extent that the laws of the Commonwealth of Massachusetts conflict with the 1940 Act or such rules, the latter shall control.

No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. If a change or discharge is sought against the Trust, the instrument must be signed by SBH. This Agreement may be executed in one or more counterparts and all such counterparts will constitute one and the same instrument.

The names “Segall Bryant & Hamill Trust” (formerly known as Westcore Trust) and “Trustees of Segall Bryant & Hamill Trust” refer respectively to the Trust created, and the Trustees (as trustees but not individually or personally) acting from time to time, under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and the principal office of the Trust. The obligations of “Segall Bryant & Hamill Trust” entered into in the name or on behalf thereof by any of its trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

SEGALL BRYANT & HAMILL TRUST		SEGALL BRYANT & HAMILL LLC

By:		By:
Name:	Jasper R. Frontz	Name:	Philip L. Hildebrandt
Title:	Treasurer & CCO	Title:	Chief Executive Officer

EXHIBIT 1

Segall Bryant & Hamill Small Cap Value Fund
Segall Bryant & Hamill Small Cap Growth Fund
Segall Bryant & Hamill Small Cap Core Fund
Segall Bryant & Hamill All Cap Fund
Segall Bryant & Hamill Emerging Markets Fund
Segall Bryant & Hamill International Small Cap Fund
Segall Bryant & Hamill Fundamental International Small Cap Fund
Segall Bryant & Hamill Global All Cap Fund
Segall Bryant & Hamill Workplace Equality Fund
Segall Bryant & Hamill Short Term Plus Fund
Segall Bryant & Hamill Plus Bond Fund
Segall Bryant & Hamill Quality High Yield Fund
Segall Bryant & Hamill Municipal Opportunities Fund
Segall Bryant & Hamill Colorado Tax Free Fund